Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $96 MILLION

QUARTERLY DILUTED OPERATING EARNINGS PER SHARE OF $0.67 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 7.7%

Pembroke, Bermuda, April 26, 2010 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders of $112 million, or $0.79 per diluted common share for the first quarter of 2010, compared with net income of $116 million, or $0.78 per diluted common share, for the first quarter of 2009.

Operating income for the first quarter of 2010 was $96 million, or $0.67 per diluted share, compared with $156 million, or $1.05 per diluted common share, for the first quarter of 2009.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

First Quarter Highlights1

•	Gross premiums written of $1.4 billion, an increase of 8%;

•	Net premiums earned of $696 million, an increase of 5%;

•	Total underwriting income of $28 million, down 71%;

•	Combined ratio of 98.3% increased 11.7 percentage points compared with 86.6%, driven by the significant level of catastrophe activity this quarter;

•

Estimated pre-tax net losses, net of related reinstatement premiums, of $100 million for the Chilean earthquake and $47 million for Australian storms, European Windstorm Xynthia and U.S. winter storms, combined;

•

Net favorable prior year reserve development of $81 million, pre-tax, benefiting the combined ratio by 11.7 points, compared with $84 million, benefiting the combined ratio in the same period last year by 12.7 points;

•	Net investment income increased 5% to $105 million;

•	Total return on cash and investments was 1.8% (pre-tax), compared to a nil return in the prior year quarter;

•	Issued 5.875% ten-year senior notes with an aggregate principal balance of $500 million;

•	Net cash flows from operations of $335 million, an increase of 38%;

•	Operating income of $96 million, representing an annualized operating return on average common equity[2] of 7.7%;

•	Shareholders’ equity of $5.4 billion, a 2% reduction from December 31, 2009

•	Share repurchases in the open market of $287 million in the quarter; and

•	Diluted book value per common share of $34.56, an increase of 3% from December 31, 2009.

[1]	All comparisons are with the same period last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income to net income available to common shareholders (the most directly comparable GAAP financial measure) is provided on page 11 of this release. A discussion of the presentation of operating income begins on page 13 of this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the first quarter 2010 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “We are pleased to report an increase in diluted book value per common share of nearly 3% during this first quarter of 2010. Our prudent risk management efforts have served us well as we have produced strong quarterly profitability despite the accumulated impact of an unprecedented number of worldwide catastrophes affecting underwriting profitability for a first quarter. Our underwriting results also reflect the favorable impact of recovery in the global financial markets on certain business lines. Our capital management activities this quarter included a $500 million senior notes issuance as well as continued significant share repurchases. Given current competitive market conditions, we believe these capital management activities are in the long-term best interest of shareholders.”

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $33 million, down 8%, from the first quarter of 2009. The first quarter of 2010 benefited from a lower frequency and severity of property and energy risk losses, contributing to an improvement in the current accident year loss ratio from 68.4% in the first quarter of 2009 to 60.9% this quarter. However, general and administrative expenses increased due to additional costs associated with the build-out of the segment’s platform. The prior year quarter’s underwriting result included the recognition of a $10 million fair value charge related to an insurance derivative contract, which we settled in the fourth quarter of 2009. Net favorable prior period reserve development was $25 million, or 9.9 points, this quarter compared with $36 million, or 13.0 points, in the first quarter of 2009.

Our insurance segment reported gross premiums written in the quarter of $373 million, an increase of 2% from the prior year quarter. The increase was primarily driven by the select expansion of U.S middle-market property and energy lines of business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported an underwriting loss of $5 million, compared to underwriting income of $61 million in the first quarter of 2009. The loss in the quarter was largely related to the high level of catastrophe activity, specifically estimated net pre-tax losses, net of related reinstatement premiums, of $95 million for the Chilean earthquake and $47 million for Australian storms, European Windstorm Xynthia and U.S. winter storms, combined. Catastrophe losses in the first quarter of 2009 were notably less significant and largely emanated from European Windstorm Klaus. As a result, the segment’s current accident year loss ratio increased from 72.8% in the first quarter of 2009 to 89.5% this quarter.

Our reinsurance segment reported gross premiums written in the quarter of $1.1 billion, an increase of 10% from the prior year quarter. Excluding the impact of exchange rate movements, gross premiums written increased 8%, primarily reflecting new Latin American surety business and select opportunities within motor reinsurance.

Investments

Net investment income increased $5 million, or 5%, to $105 million. The increase was primarily due to higher returns on our alternative investment portfolio (“other investments”), which resulted in income of $16 million compared to $7 million in the prior year quarter. This increase primarily reflected the strong performance of investments in hedge funds. Net investment income from fixed maturities and cash and cash equivalents was stable quarter on quarter, as the impact of lower reinvestment yields was offset by higher average invested balances.

Net realized investment gains were $16 million, compared to net realized investment losses of $41 million in the prior year quarter. The prior year quarter included other than temporary impairment charges of $30 million, compared to $6 million for the first quarter of 2010.

Our cash position at March 31, 2010 increased significantly from year-end, following the issuance of $500 million of senior notes in late March.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Supplementary information relating to our investment portfolio at March 31, 2010 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

On March 23, 2010, AXIS Specialty Finance LLC, an indirect wholly-owned subsidiary, issued ten-year 5.875% senior notes with a $500 million aggregate principal amount. Net proceeds, after consideration of the offering discount and underwriting expenses and commissions were $495 million. Interest on these senior notes is payable semi-annually and, unless we exercise the option for early redemption, the senior notes will mature on June 1, 2020.

Total capitalization at March 31, 2010 was $6.4 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity. At March 31, 2010, diluted book value per common share, on a treasury stock basis, was $34.56 and book value per common share was $39.27, compared to $33.65 and $37.84, respectively, as of December 31, 2009.

During the quarter, we repurchased 9.6 million common shares in the open market at an average price of $29.81 per share, for a total cost of $287 million. Subsequent to March 31, 2010 and through April 23, 2010, we repurchased a further 1.9 million common shares at an average price of $31.43 per share, for a total cost of $60 million. As of April 23, 2010, we have approximately $194 million of remaining authorization for common share repurchases through December 2011.

Conference Call

We will host a conference call on Tuesday April 27, 2010 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (800) 860-2442 (U.S. callers) or (412) 858-4600 (international callers) approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2010 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2010 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2010 (UNAUDITED) AND DECEMEBER 31, 2009

	2010	2009
	(in thousands, except per share amounts)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$9,649,199	$9,718,355
Equity securities, available for sale, at fair value	201,920	204,375
Other investments, at fair value	538,917	570,276
Short-term investments	143,937	129,098

Total investments	10,533,973	10,622,104
Cash and cash equivalents	1,510,027	864,054
Accrued interest receivable	84,407	89,559
Insurance and reinsurance premium balances receivable	1,708,400	1,292,877
Reinsurance recoverable on unpaid and paid losses	1,445,918	1,424,172
Deferred acquisition costs	420,283	302,320
Prepaid reinsurance premiums	291,382	301,885
Securities lending collateral	86,975	129,814
Net receivable for investments sold	—	12,740
Goodwill and intangible assets	91,217	91,505
Other assets	156,588	175,494

Total assets	$16,329,170	$15,306,524

Liabilities
Reserve for losses and loss expenses	$6,759,522	$6,564,133
Unearned premiums	2,748,283	2,209,397
Insurance and reinsurance balances payable	144,679	173,156
Securities lending payable	87,975	132,815
Senior notes	993,712	499,476
Other liabilities	215,835	227,303
Net payable for investments purchased	3,145	—

Total liabilities	10,953,151	9,806,280

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,929	1,903
Additional paid-in capital	2,027,950	2,014,815
Accumulated other comprehensive income	165,455	85,633
Retained earnings	3,649,770	3,569,411
Treasury shares, at cost	(969,085)	(671,518)

Total shareholders’ equity	5,376,019	5,500,244

Total liabilities and shareholders’ equity	$16,329,170	$15,306,524

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	2010	2009
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$696,192	$665,359
Net investment income	104,619	99,292
Other insurance related income (loss)	626	(9,395)
Net realized investment gains (losses):
Other-than-temporary impairment losses	(6,957)	(29,901)
Portion of impairment losses transferred to other comprehensive income	1,449	—
Other realized investment gains (losses)	21,684	(10,696)

Total net realized investment gains (losses)	16,176	(40,597)

Total revenues	817,613	714,659

Expenses
Net losses and loss expenses	468,262	387,999
Acquisition costs	116,649	101,976
General and administrative expenses	99,769	86,557
Foreign exchange gains	(8,147)	(389)
Interest expense and financing costs	8,688	7,921

Total expenses	685,221	584,064

Income before income taxes	132,392	130,595
Income tax expense	11,361	5,697

Net income	121,031	124,898
Preferred share dividends	9,219	9,219

Net income available to common shareholders	$111,812	$115,679

Weighted average common shares and common share equivalents:
Basic	128,202	137,316

Diluted	142,176	149,023

Earnings per common share:
Basic	$0.87	$0.84

Diluted	$0.79	$0.78

Cash dividends declared per common share	$0.21	$0.20

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2010

	2010
	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$372,929	$1,052,272	$1,425,201
Net premiums written	206,812	1,036,823	1,243,635
Net premiums earned	256,281	439,911	696,192
Other insurance related income	626	—	626
Net losses and loss expenses	(130,703)	(337,559)	(468,262)
Acquisition costs	(31,141)	(85,508)	(116,649)
General and administrative expenses	(61,610)	(21,851)	(83,461)

Underwriting income (loss)	$33,453	$(5,007)	28,446

Corporate expenses			(16,308)
Net investment income			104,619
Net realized investment gains			16,176
Foreign exchange gains			8,147
Interest expense and financing costs			(8,688)

Income before income taxes			$132,392

Net loss and loss expense ratio	51.0%	76.7%	67.3%
Acquisition cost ratio	12.2%	19.4%	16.7%
General and administrative expense ratio	24.0%	5.0%	14.3%

Combined ratio	87.2%	101.1%	98.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2009

	2009
	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$364,158	$959,337	$1,323,495
Net premiums written	212,015	950,286	1,162,301
Net premiums earned	275,623	389,736	665,359
Other insurance related (loss) income	(9,805)	410	(9,395)
Net losses and loss expenses	(152,704)	(235,295)	(387,999)
Acquisition costs	(26,203)	(75,773)	(101,976)
General and administrative expenses	(50,481)	(18,271)	(68,752)

Underwriting income	$36,430	$60,807	97,237

Corporate expenses			(17,805)
Net investment income			99,292
Net realized investment losses			(40,597)
Foreign exchange gains			389
Interest expense and financing costs			(7,921)

Income before income taxes			$130,595

Net loss and loss expense ratio	55.4%	60.4%	58.3%
Acquisition cost ratio	9.5%	19.4%	15.3%
General and administrative expense ratio	18.3%	4.7%	13.0%

Combined ratio	83.2%	84.5%	86.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

	2010	2009
	(in thousands, except per share amounts)
Operating income	$95,650	$155,811
Net realized investment gains (losses), net of tax (1)	16,162	(40,132)

Net income	$111,812	$115,679

Operating income per share - diluted	$0.67	$1.05
Net realized investment gains (losses), net of tax	0.12	(0.27)

Net income per share - diluted	$0.79	$0.78

Weighted average common shares and common share equivalents - diluted	142,176	149,023

Average common shareholders’ equity	4,938,132	3,976,939

Annualized return on average common equity	9.1%	11.6%

Annualized operating return on average common equity	7.7%	15.7%

(1)	Tax impact of $14 and ($465) for the three months ended March 31, 2010 and 2009, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions and the persistence of the recent financial crisis, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) changes in governmental regulations, (13) increased competition, (14) changes in the political environment of certain countries in which we operate or underwrite business, (15) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (16) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings per share - represents operating income divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income” and “annualized operating return on average common equity” which is based on the “operating income” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) are somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us and the insurance industry as a whole generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com